As filed with the Securities and Exchange Commission on May 22, 2009

Registration No. 333-______

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM S-8
REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933

CABELA’S INCORPORATED
(Exact Name of Registrant as Specified in Its Charter)

Delaware	20-0486586
(State or Other Jurisdiction of Incorporation or Organization)	(I.R.S. Employer Identification Number)

One Cabela Drive
Sidney, Nebraska 69160
(Address of Principal Executive Offices)

Cabela’s Incorporated 2004 Stock Plan
(as amended and restated effective May 12, 2009)
(Full Title of the Plan)

Ralph W. Castner
Vice President and Chief Financial Officer
Cabela’s Incorporated
One Cabela Drive
Sidney, Nebraska 69160
(Name and Address of Agent For Service)

(308) 254-5505
(Telephone Number, Including Area Code, of Agent for Service)

With a copy to:

Michael M. Hupp, Esq.
Koley Jessen P.C., L.L.O. 1125 South 103rd Street, Suite 800 Omaha, Nebraska 68124 (402) 390-9500

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company.  See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer ☐	Accelerated filer ☒
Non-accelerated filer ☐ (Do not check if a smaller reporting company)	Smaller reporting company ☐

CALCULATION OF REGISTRATION FEE

Title of Securities To Be Registered	Amount To Be Registered (1)	Proposed Maximum Offering Price Per Share (2)	Proposed Maximum Aggregate Offering Price	Amount Of Registration Fee
Class A Common Stock, par value $0.01 per share	3,750,000	$12.38	$46,425,000	$2,590.52

(1)
Pursuant to General Instruction E of Form S-8, this Registration Statement covers the registration of an additional 3,750,000 shares of Class A Common Stock issuable under the Cabela’s Incorporated 2004 Stock Plan (as amended and restated effective May 12, 2009) (the “Plan”).  2,752,500 shares under the Plan were previously registered pursuant to Registration No. 333-116864 and 3,500,000 shares under the Plan were previously registered pursuant to Registration No. 333-143164.  Pursuant to Rule 416(a) of the Securities Act of 1933, as amended (the “Securities Act”), this Registration Statement also covers an indeterminate number of shares that may become issuable under the Plan as a result of a stock split, stock dividend or similar adjustment of the outstanding Class A Common Stock.

(2)
Calculated pursuant to Rule 457(c) and (h) of the Securities Act on the basis of $12.38 per share, which was the average of the high and low prices of the Class A Common Stock as quoted on the New York Stock Exchange on May 20, 2009.

EXPLANATORY NOTE

            This Registration Statement on Form S-8 is being filed pursuant to General Instruction E to register 3,750,000 additional shares of Class A Common Stock, par value $0.01 per share (“Class A Common Stock”) of Cabela’s Incorporated (the “Company”), which have been reserved for issuance under the Cabela’s Incorporated 2004 Stock Plan (as amended and restated effective May 12, 2009) (the “Plan”).  On May 12, 2009, the stockholders of the Company approved amendments to the Plan that increased the shares authorized under the Plan from 6,252,500 to 10,002,500.

A total of 2,752,500 shares of Class A Common Stock under the Plan were previously registered on a Registration Statement on Form S-8 (Registration No. 333-116864, filed on June 25, 2004) and a total of 3,500,000 shares of Common Stock under the Plan were previously registered on a Registration Statement on Form S-8 (Registration No. 333-143164, filed on May 22, 2007), which registration statements are currently effective and hereby incorporated by reference.

PART II
INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3. Incorporation of Documents by Reference.

The Company hereby incorporates by reference into this Registration Statement the following documents filed with the Securities and Exchange Commission (the "Commission"):

(1)	The Company’s Annual Report on Form 10-K for the fiscal year ended December 27, 2008, filed with the Commission on February 25, 2009 (File No. 001-32227).

(2)	All other reports filed by the Company pursuant to Section 13(a) or 15(d) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), since December 27, 2008.

(3)
The description of the Company’s common stock contained in the Company’s Registration Statement on Form 8-A (File No. 001-32227) filed with the Commission on June 23, 2004, pursuant to Section 12(b) of the Exchange Act including any amendment or report filed for the purpose of updating such description.

All documents subsequently filed by the Company pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Exchange Act, after the date of this Registration Statement and prior to the filing of a post-effective amendment which indicates that all securities offered have been sold or which deregisters all securities then remaining unsold, shall be deemed to be incorporated by reference in this Registration Statement and to be a part hereof from the date of filing of such documents. Any statement contained in a document incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Registration Statement to the extent that a statement contained herein or in any other subsequently filed document which also is or is deemed to be incorporated by reference herein modifies or supercedes such statement. Any such statement so modified or superceded shall not be deemed, except as so modified or superceded, to constitute a part of this Registration Statement.

Item 5. Interests of Named Experts and Counsel.

Certain members of Koley Jessen P.C., L.L.O. own an aggregate of approximately 45,545 shares of Class A Common Stock of the Company and options to purchase 7,340 shares of Class A Common Stock of the Company.

Item 8. Exhibits.

Reference is made to the Exhibit Index.

SIGNATURES

            Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Sidney, State of Nebraska, on May 22, 2009.

CABELA’S INCORPORATED

By:	/s/ Ralph W. Castner
Ralph W. Castner Vice President and Chief Financial Officer

POWER OF ATTORNEY

Each person whose signature appears below constitutes and appoints Thomas L. Millner and Ralph W. Castner his true and lawful attorney-in-fact and agent, each acting alone, with full power of substitution and resubstitution, for him and in his name, place and stead, in any and all capacities, to sign any or all amendments (including post-effective amendments) to the Registration Statement on Form S-8, and to file the same, with all exhibits thereto, and all documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorney-in-fact and agent, full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises, as fully to all intents and purposes as he might or could do in person, hereby ratifying and confirming all that said attorney-in-fact and agent, or his substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities and on the date indicated.

Signature	Title	Date

/s/ Thomas L. Millner	President, Chief Executive Officer and Director (Principal Executive Officer)	May 22, 2009
Thomas L. Millner

/s/ Ralph W. Castner	Vice President and Chief Financial Officer (Principal Financial and Accounting Officer)	May 22, 2009
Ralph W. Castner

/s/ Richard N. Cabela	Chairman of the Board and Director	May 22, 2009
Richard N. Cabela

/s/ James W. Cabela	Vice Chairman of the Board and Director	May 22, 2009
James W. Cabela

/s/ Dennis Highby	Vice Chairman of the Board and Director	May 22, 2009
Dennis Highby

/s/ Theodore M. Armstrong	Director	May 22, 2009
Theodore M. Armstrong

/s/ John H. Edmondson	Director	May 22, 2009
John H. Edmondson

/s/ John Gottschalk	Director	May 22, 2009
John Gottschalk

/s/ Reuben Mark	Director	May 22, 2009
Reuben Mark

/s/ Michael R. McCarthy	Director	May 22, 2009
Michael R. McCarthy

EXHIBIT INDEX

Exhibit No.	Description
4.1
Cabela’s Incorporated 2004 Stock Plan (as amended and restated effective May 12, 2009) (incorporated by reference from Exhibit 10 of the Company’s Current Report on Form 8-K, filed on May 19, 2009, File No. 001-32227)

4.2
Amended and Restated Certificate of Incorporation of Cabela’s Incorporated (incorporated by reference from Exhibit 3.1 of the Company’s Quarterly Report on Form 10-Q, filed on August 13, 2004, File No. 001-32227)

4.3
Certificate of Amendment of Amended and Restated Certificate of Incorporation of Cabela’s Incorporated (incorporated by reference from Exhibit 3.1 of the Company’s Current Report on Form 8-K, filed on May 15, 2006, File No. 001-32227)

4.4	Amended and Restated Bylaws of Cabela’s Incorporated (incorporated by reference from Exhibit 3 of the Company’s Current Report on Form 8-K, filed on March 19, 2009, File No. 001-32227)

4.5	Specimen Stock Certificate (incorporated by reference from Exhibit 4.1 of the Company’s Registration Statement on Form S-1, filed on March 23, 2004, Registration No. 333-113835)

5.1	Opinion of Koley Jessen P.C., L.L.O.

23.1	Consent of Deloitte & Touche LLP

23.2	Consent of Koley Jessen P.C., L.L.O. (included in Exhibit 5.1)

24.1	Powers of Attorney (included on signature page)
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